EXHIBIT K
AMENDED AND RESTATED
SHAREHOLDERS AGREEMENT
               This AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of April 27, 2006, is entered into by and among SMART HYDROGEN INC., a BVI Business Company incorporated under the laws of the British Virgin Islands (the “Company”), CLAYBURN DEVELOPMENT INC., a company organized under the laws of the British Virgin Islands (“Clayburn”), BRANTON LIMITED, a company incorporated under the laws of the Commonwealth of the Bahamas (“Branton”), and CIATA TRADING LIMITED, a company organized under the laws of the British Virgin Islands (“Management Company”).
RECITALS
               WHEREAS, Clayburn and Branton have formed the Company for the purpose of making investments in one or more companies in the hydrogen fuel cell industry (the “Portfolio Companies”); and
               WHEREAS, Clayburn, Branton, and Management Company constitute all of the shareholders of the Company; and
               WHEREAS, the Company, Clayburn, Branton, and Management Company each desire to enter into this Agreement to provide for, among other things, the management, operation, and ownership of the Company, upon the terms and conditions set forth in this Agreement; and
               WHEREAS, this Agreement amended and restates in its entirety that certain Shareholders Agreement, dated as of February 15, 2006, among the Company and its shareholders (the “Original Shareholders Agreement”);
AGREEMENT
               NOW, THEREFORE, in consideration of the mutual agreements, representations and warranties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged the Parties hereto, intending to be legally bound, hereby agree as follows:
1.	DEFINITIONS AND INTERPRETATION
1.1.	Definitions. Capitalized terms used in this Agreement shall have the meanings set forth below:
     “Act” shall mean the BVI Business Companies Act (No. 16 of 2004) of the British Virgin Islands and the regulations made under the Act.
     “Additional Capital Call” shall have the meaning assigned to such term in Section 4.4.

     “Additional Capital Contribution” shall have the meaning assigned to such term in Section 4.4.
     “Administrative Expenses” shall mean all overhead, costs, and expenses of the Company relating to the Business or affairs of the Company including, but not limited to: (i) any fees or expenses paid to Management Company or other Persons; (ii) travel and business expenses; (iii) administrative and office expenses; and (iv) other costs and expenses incurred by the Company in connection with the Business and/or the evaluation, negotiation, execution, and management of the Company’s investments in Portfolio Companies; provided, however, that the term Administrative Expenses shall not include any fees and expenses of any professional advisor to the Company (including legal, investment banking, accounting, and consulting fees).
     “Affiliate” shall mean, with respect to any Person, any other Person that controls, or is controlled by, or is under common control with, such Party. For the purpose of this definition, the term “control” (and its use in the terms “controlling,” controlled by,” and “under common control with”), as used with respect to any Person, shall mean the ownership of more than fifty percent of the voting interest of such Person. The term Affiliate shall also include, with respect to any Person, any of the mangers, directors, officers, employees, affiliates, contractors, sub-contractors, grantees, sub-grantees, representatives, and agents of such Person.
     “Agreement” shall have the meaning assigned to such term in the first paragraph hereof.
     “Applicable Law” shall mean, with respect to any Person, any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, award, governmental approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any governmental authority, whether in effect as of the date hereof or thereafter, and in each case as amended, applicable to such Person or its subsidiaries or their respective assets. Without limiting the generality of the foregoing, with respect the Company, the term Applicable Law shall include the Act.
     “Articles” shall mean the Articles of Association of the Company, as may be amended from time to time.
     “Branton” shall have the meaning assigned to such term in the first paragraph hereof.
     “Business” shall mean the Company’s business of acquiring, holding, and selling investments in Portfolio Companies, and all activities incidental thereto.
     “Business Day” shall mean any day other than Saturday, Sunday, or a day on which the banks are authorized or required to remain closed in New York.

     “Capital Account” shall have the meaning assigned to such term in Section 10.1.
     “Clayburn” shall have the meaning assigned to such term in the first paragraph hereof.
     “Communications” shall have the meaning assigned to such term in Section 16.10.
     “Company” shall have the meaning assigned to such term in the first paragraph of this Agreement.
     “Company Securities” shall mean Shares and debt obligations of every kind of the Company, including without limitation options, warrants, and rights to acquire Shares or debt obligations.
     “Director” shall mean a director of the Company appointed in accordance with this Agreement, the Memorandum, and the Articles.
     “Defaulting Shareholder” shall have the meaning assigned to such term in Section 4.2.
     “Dispute” shall have the meaning assigned to such term in Section 15.2.
     “Equity Option” shall have the meaning assigned to such term in Section 11.1.
     “Equity Option Exercise Notice” shall have the meaning assigned to such term in Section 11.1.
     “Equity Option Payment” shall have the meaning assigned to such term in Section 11.2.
     “Equity Option Date” shall mean the date that the Company receives the Equity Option Exercise Notice.
     “Exercise Notice” shall have the meaning assigned to such term in Section 7.4(b).
     “Fair Market Value” shall mean, in respect of any Share as of any date specified, the price at which a willing seller would sell and a willing buyer would buy such Share having full knowledge of the facts in an arm’s-length transaction without being under any compulsion to buy or sell.
     “Fiscal Year” means the period beginning on January 1 and ending on December 31 of each year.

     “Founding Shareholder” shall mean Branton and Clayburn, either individually or collectively, as the case may be.
     “Founding Shareholder Approval” shall mean written consent of all of the Founding Shareholders.
     “ICC Rules” means the Rules of Arbitration of the International Chamber of Commerce, as amended from time to time.
     “Information” shall have the meaning assigned to such term in Section 13.1.
     “Initial Capital Contributions” shall mean, with respect to each of the Shareholders, the amounts listed next to such Shareholder’s name in Exhibit A to this Agreement in the column labeled “Initial Capital Contributions.”
     “Initial Capital Contribution Deadlines” shall mean the dates by which each of Branton and Clayburn shall make their respective Initial Capital Contributions, as set forth on Exhibit A to this Agreement in the column labeled “Initial Capital Contributions.”
     “Loss” shall have the meaning assigned to such term in Section 10.1.
     “Management Agreement” shall mean that certain Management Agreement by and between the Company and Management Company, as such agreement may be amended from time to time in accordance with the terms thereof.
     “Management Company” shall have the meaning assigned to such term in the first paragraph of this Agreement.
     “Margin Debt” shall mean indebtedness incurred by the Company for the purpose of buying, carrying, or trading in securities of the Portfolio Companies.
     “Memorandum” shall mean the Memorandum of Association of the Company, as may be amended from time to time.
     “Non-Defaulting Shareholder” shall have the meaning assigned to such term in Section 4.2.
     “Offer” shall have the meaning assigned to such term in Section 7.4(a).
     “Organizational Expenses” shall mean all reasonable third-party expenses attributable to the Parties’ organization and the Company, but shall not include costs and expenses incurred by a Party’s own employees and those agents who are working exclusively for such Party.
     “Original Shareholders Agreement” shall have the meaning assigned to such term in the Recitals.

     “Other Shareholders” shall have the meaning assigned to such term in Section 7.4(a).
     “Ownership Percentage” shall mean, with respect to each Shareholder, the amount listed next to such Shareholder’s name in Exhibit A to this Agreement in the column labeled “Ownership Percentage.”
     “Party” and “Parties” shall mean Clayburn, Branton, Management Company, and the Company, and any other Person that becomes a party to this Agreement in accordance with the terms hereof, either individually or collectively, as applicable, including their successors and permitted assigns.
     “Permitted Transferee” shall have the meaning assigned to such term in Section 7.3.
     “Person” shall mean any natural person, company, corporation, association, partnership, organization, business, firm, joint venture, trust, unincorporated organization or any other entity or organization, including a government, or any political subdivision, department or agency of any government.
     “Portfolio Companies” shall have the meaning assigned to such term in the Recitals.
     “Profit” shall have the meaning assigned to such term in Section 10.1.
     “Proposed Transferee” shall have the meaning assigned to such term in Section 7.4(a).
     “ROFR Notice” shall have the meaning assigned to such term in Section 7.4(a).
     “ROFR Percentage” means, in respect of any Other Shareholder, a fraction, the numerator of which is the Ownership Percentage of such Other Shareholder, and the denominator of which is the aggregate sum of the Ownership Percentages of all Other Shareholders.
     “ROFR Shareholders” shall have the meaning assigned to such term in Section 7.4(b).
     “Selling Shareholder” shall have the meaning assigned to such term in Section 7.4(a).
     “Shares” shall mean a share issued or to be issued by the Company.
     “Shareholder” and “Shareholders” shall mean Clayburn, Branton, and Management Company individually or collectively, as appropriate, so long as they may own any Shares, and shall also include any Person who hereafter acquires

Shares pursuant to and as permitted by this Agreement, the Articles, and the Memorandum.
     “Term Sheet” shall mean that certain Preliminary Term Sheet for Smart Hydrogen Inc dated October 10, 2005.
     “Warranties” shall have the meaning assigned to such term in Section 3.
     “Transfer” shall have the meaning assigned to such term in Section 7.1.
     “Unreturned Capital” shall have the meaning assigned to such term in Section 10.1.
     “United States Dollars” or “$” means the lawful currency of the United States of America.
1.2.	Interpretation. Whenever appropriate within the context of this Agreement, the various provisions hereof shall be interpreted as follows: (i) use of the singular form of any word includes the plural and conversely; (ii) reference to a gender includes all genders; (iii) if a word or phrase is defined, its other grammatical forms shall have corresponding meanings; (iv) all references to the term “including” shall be deemed to mean “including, without limitation”; (v) references to Sections and Recitals are to the sections and recitals of this Agreement, and (vi) unless otherwise stated, any reference to “days” shall mean calendar days unless “Business Days” are expressly specified. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.
2.	FORMATION
2.1.	Formation. Pursuant to the Articles and Memorandum filed with the Registrar of Companies of the British Virgin Islands on October 11, 2005, an authorized representative has incorporated the Company pursuant to the provisions of the Act. The rights and liabilities of the Shareholders will be as provided in the Act except as otherwise provided in the Articles, Memorandum, or this Agreement. The Shareholders hereby agree that all actions taken by the authorized representative in connection with the filing of the Memorandum and Articles and the incorporation of the Company, are hereby ratified, adopted, approved, and confirmed.

2.2.	Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing. The Company is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to, or convenient for, the furtherance and accomplishment of the purposes described herein and for the protection and benefit of the Company; provided, however, that the Company shall not conduct any trade or business within the United States.

2.3.	Organizational Expenses. All Organizational Expenses that are incurred by the Company prior to the Initial Capital Contributions shall be paid by the Founding Shareholders pro rata based on each Founding Shareholder’s respective Ownership Percentage as of the date hereof, and the payment of such Organizational Expenses shall not be deemed to be part of or credited toward satisfaction of a Founding Shareholder’s Initial Capital Contribution.

2.4.	Relationship to Memorandum and Articles. In the event of any inconsistency between this Agreement and the Memorandum or Articles, the Shareholders will use their rights as Shareholders so as to achieve the position set forth under this Agreement. If it is necessary to include a provision in the Memorandum or Articles to ensure that any provision of this Agreement is effective in accordance with its terms, the Shareholders undertake to procure the necessary amendment to the Articles or Memorandum, as applicable.

2.5.	Shares. Each of the Shareholders listed on Exhibit A is the holder of the number of Shares listed next to such Shareholder’s name on Exhibit A.
3.	SHAREHOLDER REPRESENTATIONS AND WARRANTIES
               Clayburn, Branton, and Management Company each represents, undertakes, and warrants to the other Parties, severally, that each of the following statements set forth in Sections 3.1 through 3.4 (inclusive) below (the “Warranties”) is true and correct as of the date hereof, and acknowledges that the other Parties have entered into this Agreement in reliance upon the Warranties. Each of the Warranties shall be construed as a separate representation and warranty and (save as expressly provided to the contrary herein) shall not be limited or restricted by reference to, or inference from, the terms of any other Warranty or any other term of this Agreement.
3.1.	Organization and Good Standing. Such Party is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization.

3.2.	Power and Authorization. Such Party has the requisite right, power, and authority and full legal and financial capacity to enable it to effectively enter into and perform its obligations under this Agreement. Such Party has taken all necessary corporate action to authorize its entry into and performance of its respective obligations under this Agreement and to carry out the transactions contemplated thereby. Such Party is not engaged in any litigation or proceeding that might have an effect upon its capacity to perform its obligations under this Agreement.

3.3.	Binding Effect. This Agreement constitutes a valid and binding obligation of such Party and is enforceable against it in accordance with its terms, and such Party does not required the consent, approval, or authority of any other Person to enter into or perform its obligations under this Agreement.

3.4.	No Conflict. Neither the execution and delivery of this Agreement by such Party nor the performance by it of its obligations nor the consummation of the transactions contemplated hereby:

(a)	violates or conflicts with any provision of its organizational documents or any resolution adopted by such Party;

(b)	violates or conflicts with, or constitutes a default under, or results in a breach of, or gives rise to any rights of termination, cancellation or acceleration under, or requires any consent, authorization, or approval under, any term or provision of any material license, loan agreement, promissory note, indenture or other material contract to which it is a party or by which such Party or its assets or properties are bound; or

(c)	violates any provision of any statute, rule, or regulation (whether federal, state, local, or foreign), or any judicial, administrative, or arbitration order, award, judgment, writ, injunction, or decree to which it is party or to which its assets or properties are subject.
4.	CAPITAL CONTRIBUTIONS
4.1.	Initial Capital Contributions by Founding Shareholders.
(a)	Each Founding Shareholder shall contribute to the capital of the Company the Initial Capital Contributions applicable to such Founding Shareholder prior to the Initial Capital Contribution Deadline applicable to each such Initial Capital Contribution.

(b)	Each Founding Shareholder acknowledges and is aware that its commitment to provide its Initial Capital Contributions is a material inducement to the other Founding Shareholder to enter into the transactions contemplated by this Agreement, and that any failure to make all of its Initial Capital Contributions as and when and in the manner provided in this Section 4.1 would be a material breach of such Founding Shareholder’s obligations hereunder, entitling the other Founding Shareholder to all rights and remedies provided for in Section 4.2.
4.2.	Failure to Make an Initial Capital Contribution. In the event that a Founding Shareholder (the “Defaulting Shareholder”) shall fail to contribute the full amount of an Initial Capital Contribution prior to the Initial Capital Contribution Deadline applicable to Initial Capital Contribution in accordance with Section 4.1, in addition to any other remedies afforded at law or in equity to the Company or the other Founding Shareholder (the “Non-Defaulting Shareholder”):
(a)	The Company may, in its discretion, in accordance with the Act, forfeit the number of Shares held by such Defaulting Shareholder that is equal to the product of (i) the number of Shares listed next to such Founding Shareholder’s name on Exhibit A, multiplied by (ii) a fraction, the numerator of which is the amount of Initial Capital Contributions actually made by such Founding Shareholder, and the denominator of which is the amount of Initial Capital Contributions required to be made by such Founding Shareholder as of such date. In the event the Company forfeits all or a portion of a Defaulting

Shareholder’s Shares, the Company shall promptly amend Exhibit A accordingly to reflect such cancellation of Shares and the Defaulting Shareholder shall return to the Company the any certificate(s) representing any portion of the forfeiting Shares.
(b)	The Non-Defaulting Shareholder may, at its discretion, contribute to the capital of the Company all or any portion of the outstanding amount of the Defaulting Shareholder’s Initial Capital Contribution.

(c)	Without derogating any of the Non-Defaulting Shareholder’s rights or remedies at law or in equity, and only in addition thereto, the Non-Defaulting Shareholder may, in its discretion, pursue a claim against the Defaulting Shareholder for any costs, expenses, losses, and liabilities incurred or suffered by the Non-Defaulting Shareholder as a result of the Defaulting Shareholder’s failure to contribute the full amount of its Initial Capital Contribution, including any losses or dilution to the Non-Defaulting Shareholder’s equity in the Company that results from the sale of the Shares to an alternate investor.

(d)	If the Non-Defaulting Shareholder contributes to the capital of the Company all or any portion of a Defaulting Shareholder’s Initial Capital Contribution, then the Company shall issue to the Non-Defaulting Shareholder the appropriate number of Shares in exchange therefor, and the Company shall promptly amend Exhibit A to this Agreement accordingly to reflect the actual Initial Capital Contributions made by the Shareholders.
For purposes of clarity, each Party acknowledges and agrees that Management Company shall have no rights under this Section 4.2.
4.3.	[Reserved]

4.4.	Additional Capital Contributions. If at any time the Shareholders determine that the Company requires more capital than the sum the Initial Capital Contributions, then the Shareholders may, upon Founding Shareholder Approval, direct the Company to declare a capital call of a specified amount to be made upon the Shareholders (other than Management Company), pro rata based on their respective Ownership Percentages (an “Additional Capital Call”). The Company shall declare an Additional Capital Call by delivering notice thereof to each Shareholder (other than Management Company). Upon receipt of notice of an Additional Capital Call, each Shareholder (other than Management Company) shall have the right, but not the obligation, to fund its pro rata portion thereof (an “Additional Capital Contribution”) in the manner, in such currency, and within the time period specified by the Company in the notice of the Additional Capital Call.

4.5.	Election Not to Make Additional Capital Contribution. In the event that any Shareholder elects not to make its entire share of an Additional Capital Contribution, the other Shareholders (other than Management Company) shall be entitled to make Additional Capital Contributions to make up the shortfall, pro rata based on the ratio that their respective Ownership Percentages shall constitute of the total Ownership Percentage of all Shareholders electing to fund the Additional Capital Call. Upon the payment of an Additional Capital Contribution, the Company shall promptly issue to each Shareholder that made an Additional Capital Contribution that number of additional Shares as shall be determined by dividing the amount of such Shareholder’s Additional Capital Contribution by the Fair Market Value (as determined by the Company, and approved by Founding Shareholder Approval) of each Share prior to the Additional Capital Contribution; provided, however, that any such issuance shall comply with Section 8 of this Agreement.
4.6.	No Further Contributions or Loans. Except as expressly provided herein, the liability of Shareholders to the Company shall be restricted to their respective Initial Capital Contributions, and no other funds, by way of capital contribution, loan, guarantee, or otherwise shall be required of any Shareholder. No interest shall accrue on any capital contribution and no Shareholder shall have the right to withdraw or have repaid to it any capital contribution except as expressly provided in this Agreement.

4.7.	No In-Kind Capital Contributions. Unless otherwise expressly agreed by the Parties in writing, all capital to be contributed to the Company shall be made in cash and in U.S. dollars.
5.	MANAGEMENT OF THE COMPANY
5.1.	Conduct of the Business. The Director(s) shall have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company; provided, however, that the Director(s) shall not have authority, without Founding Shareholder Approval, to take any action that requires the approval of the Founding Shareholders under the Articles, the Memorandum, Applicable Law, the Management Agreement, or this Agreement, (including without limitation, approvals required by Section 5.2).

5.2.	Actions Requiring Founding Shareholder Approval. Notwithstanding anything to the contrary in this Agreement, the Company shall not take any of the following actions without Founding Shareholder Approval, and the Founding Shareholders shall use their respective powers to ensure, so far as they are legally able, that no action or decision relating to any of the following actions is taken without prior Founding Shareholder Approval:
(i)	sell, issue, redeem, or repurchase any Company Securities;

(ii)	declare any dividend or distribution with respect to the Shares;

(iii)	purchase, lease, exchange, or otherwise acquire any assets (including securities) in a single transaction or a series of related transactions, if such assets constitute (or would constitute) material assets of the Company;

(iv)	sell, lease, exchange, or otherwise dispose of any assets (including securities) in a single transaction or a series of related transactions, if such assets constitute material assets of the Company;

(v)	merge or consolidate with any other business or entity;

(vi)	dissolve, liquidate, or wind-up the Company, or convert the Company to a different type of legal entity;

(vii)	file any tax return or other tax filing, notice, application, or other document;

(viii)	change the name of the Company;

(ix)	commence a voluntary liquidation, bankruptcy, or similar proceeding;

(x)	enter into an “interested director transaction” as described in Regulation 13 of the Company’s Articles;

(xi)	enter into a transaction or contractual relationship with a Shareholder or an Affiliate of a Shareholder;

(xii)	settle or compromise legal actions, tax claims, or audit adjustments in amounts in excess of $500,000;

(xiii)	enter into any agreement to register or qualify Company Securities with the United States Securities and Exchange Commission under the Securities Act of 1933 or any U.S. state securities laws;

(xiv)	incur any indebtedness or refinance existing indebtedness in excess of $500,000;

(xv)	incur or refinance any Margin Debt;

(xvi)	make any loan or advance to any Person except (i) in connection with the formation of wholly-owned subsidiaries of the Company, and (ii) reasonable travel or business expenses advanced to the Company’s employees or independent contractors in the ordinary course of business;

(xvii)	enter into or amend any contract or commitment which involves (or may involve) in excess of $250,000 or which is otherwise material to the Company;

(xviii)	save as required by Applicable Law, make any amendment to the terms and conditions of employment (including, without limitation, remuneration, pension entitlements, and other benefits) of any employee, providing or agree to provide any gratuitous payment or benefit to any such Person or any of their dependants, or dismissing any employee or engaging or appointing any additional employee;
(xix)	exercise any voting, board appointment, board nomination, or similar rights relating to any securities of any Portfolio Company held by the Company;

(xx)	institute a legal action against any Portfolio Company;

(xxi)	enter into, amend, modify, or terminate the Management Agreement or any other oral or written agreement or commitment with Management Company or any other Person that provides management or administrative services for the Company, or grant any waiver or consent under the Management Agreement or any other such agreement or commitment;

(xxii)	determine if any bonus fee should be paid to Management Company and, if so, determine the amount of such bonus fee and the establish any terms and conditions relating to the payment of any such bonus fee;

(xxiii)	amend, to any material extent, any of the terms on which goods, facilities, or services are supplied to the Company if such supplies are material to the Company;

(xxiv)	enter into any guarantee, indemnity, or other agreement to secure any obligation of a third party or creating any encumbrance over any of the Company assets or undertaking to do any of the foregoing;

(xxv)	make a significant change in accounting or tax principles employed by the Company;

(xxvi)	remove a Director from office;

(xxvii)	appoint a Person to be a Director on or after the date hereof, either to fill a vacancy or as an addition to existing Director(s);

(xxviii)	change the number of Directors;

(xxix)	conduct a business other than the Business or cause or permit the Company to enter into contractual obligations outside of the ordinary course of the Company’s Business, or cause the Company to engage in any activity that would constitute the conduct of a trade or business within the United States;

(xxx)	approve the Company’s annual budget;

(xxxi)	incur or pay Administrative Expenses in any Fiscal Year in excess of 1% of the Initial Capital Contributions;

(xxxii)	make any capital expenditure or commitment thereof in the aggregate in excess of 10% greater than the amount provided for in the annual budget for such year;

(xxxiii)	declare an Additional Capital Call;

(xxxiv)	determine the Fair Market Value of a Share;

(xxxv)	make an amendment or modification to the Articles or Memorandum;

(xxxvi)	amend this Agreement; and

(xxxvii)	enter into any binding agreement to do any of the foregoing.
5.3.	Ratification of Appointment of Initial Director. The Founding Shareholders hereby ratify and confirm the incorporator’s appointment of Sergey Polikarpov as the initial Director of the Company on October 11, 2005. The Parties acknowledge and agree that Mr. Polikarpov shall hold such office until his removal by the Founding Shareholders in accordance with this Agreement or his earlier resignation or death.
6.	COVENANTS OF THE COMPANY
6.1.	Access. The Company shall permit appropriate representatives of a Shareholder (including such Shareholder’s outside lawyers and accountants) to review and inspect any of the books and records (including without limitation the items listed in Section 6.5), assets, and properties of the Company and its subsidiaries, if any, at such times and as often as may be reasonably requested. The Company will make its Director(s), officers, and independent accountant available to Shareholders to discuss the affairs, finances, and accounts of the Company at such reasonable times and as often as may be reasonably requested. To the extent the Company enjoys such rights of access and inspection with respect to the books, records, assets, and properties of any Portfolio Company, the Company shall enable the Shareholders to exercise the same upon reasonable notice to the Company.

6.2.	Fiscal Periods. The Company and its subsidiaries, if any, shall observe twelve month fiscal periods ending on December 31 of each year.

6.3.	Periodic Fiscal Reports. The Company shall prepare and provide to each Shareholder, quarterly and annual financial reports in a form acceptable to the Shareholders.

6.4.	Portfolio Company Financial Statements. The Company shall provide each Shareholder with copies of each audited and unaudited financial statement of any Portfolio Company that is provided to the Company.

6.5.	Books and Records. The Director(s) shall cause to be kept, accurate, complete and proper books, records and accounts pertaining to the Company’s affairs, including: (i) a list of Shareholders and their respective Initial Capital Contributions and any

Additional Capital Contributions, Shares held of record and Ownership Percentages; (ii) a copy of the organizational documents of the Company and any amendments thereto; (iii) copies of the Company’s tax returns; and (iv) the Company’s books and records. All books, records and accounts of the Company shall be kept at its registered office or such other office as the Director(s) shall determine.
6.6.	Reporting and Information Requirements. The Director(s) shall be obliged to provide to each of the Shareholders:
(a)	prompt notice of any actual or threatened legal action, suit or claim, or any administrative or governmental investigation or proceeding, instituted or threatened against the Company or any of its subsidiaries, or of any occurrence or dispute that involves a reasonable threat of action, suit, claim, investigation or proceeding being instituted, which in any case would have a material adverse effect upon the Company; and

(b)	with reasonable promptness, such other information relating to the finances properties, business and affairs of the Company or its subsidiaries as any Shareholder may reasonable request.
7.	TRANSFER OF SHARES
7.1.	Limitations upon Transfer. No Shareholder shall, directly or indirectly, voluntarily or involuntarily, sell, hypothecate, pledge, encumber, assign, dispose, or in any other manner transfer (“Transfer”) any Shares except subject to the terms and conditions of and as provided in this Agreement and the Memorandum and Articles. Each Shareholder shall indemnify and hold the Company and each other Shareholder wholly and completely harmless from any cost, liability, or damage (including liabilities for income taxes and costs of enforcing this indemnity) incurred by such indemnified Persons as a result of a Transfer or attempted Transfer by such Shareholder in violation of this Agreement and the Memorandum and Articles. In the event that any Shareholder shall attempt to Transfer, in any way, all or any part of its Shares in violation of this Agreement, any such attempted Transfer shall not be effective to Transfer any Shares to any proposed transferee and the Company shall not recognize such purported Transfer for any purpose whatsoever.

7.2.	No Transfers by Management Company. Management Company shall not Transfer or attempt to Transfer its Shares to any Person at any time without the prior, express, written consent of Branton and Clayburn.

7.3.	Permitted Transfers by Certain Shareholders. Notwithstanding any provision of this Agreement to the contrary, each Shareholder other than Management Company shall be entitled, at any time, to Transfer any or all of its Shares to an Affiliate of such Shareholder (a “Permitted Transferee”); provided, however, that in the case of any such Transfer, such Shareholder shall have (i) complied with Section 7.5; and (ii) provided the other Shareholders and the Company with (A) written notice of such proposed transfer at least 10 calendar days prior to the consummation of such

Transfer, stating the name and address of the Permitted Transferee and the relationship between the transferring Shareholder and the Permitted Transferee and (B) all documents required by Section 7.5.
7.4.	Right of First Refusal.
(a)	If any Shareholder other than Management Company (a “Selling Shareholder”) wishes or intends to Transfer all or part of its Shares to any Person other than a Permitted Transferee, pursuant to a bona fide offer (“Offer”) by such Person (a “Proposed Transferee”), such Selling Shareholder shall give written notice of such intention (a “ROFR Notice”) to the other Shareholders (except Management Company) (the “Other Shareholders”). The ROFR Notice shall include a copy of the Offer, and shall set forth the following information in respect of the Offer: (i) the name and address of the Proposed Transferee; (i) the number of Shares subject to the Offer; (iii) the per Share purchase price offered by such Proposed Transferee for such Shares; (iv) the proposed date of closing of such purchase; and (v) all other material terms and conditions of the Offer.

(b)	The giving of a ROFR Notice to the Other Shareholders shall constitute a binding, irrevocable offer by the Selling Shareholder to sell all of the Shares that are the subject of the Offer to the Other Shareholders on the following terms:
(i)	each of the Other Shareholders shall have the right, but not the obligation, to purchase from the Selling Shareholder all or a portion of the Shares that are the subject of the Offer at the price and on the same terms and conditions set forth in the ROFR Notice. Such right shall be exercisable by a Other Shareholder giving written notice to the Selling Shareholder, with a copy to the Company (“Exercise Notice”), at any time prior to the 20th calendar day after such Other Shareholder’s receipt of a ROFR Notice that such Other Shareholder elects to acquire all or any portion of the Shares to be Transferred as described in the ROFR Notice. Each Other Shareholder that timely sends such an Exercise Notice shall be a “ROFR Shareholder.” Such Exercise Notice shall set forth the number of Shares such ROFR Shareholder desires to purchase, which may be more or less than, or equal to, such Shareholder’s ROFR Percentage of the Shares that are the subject of the Offer (but in no event in excess of the amount of Shares that are the subject of the Offer). Each ROFR Shareholder shall have the right to purchase up to its ROFR Percentage of the Shares that are the subject of the Offer. In the event that one or more ROFR Shareholders have specified that they wish to purchase more than their respective ROFR Percentage of the Shares that are the subject of the Offer, the ROFR Shareholders shall be entitled to purchase the Shares that are the subject of the Offer on the following basis:

(A)	if the aggregate amount of Shares requested to be purchased by all ROFR Shareholders pursuant to their respective Exercise Notices is equal to or less than the amount of the Shares that are the subject of the Offer, all such ROFR Shareholders shall purchase such Shares in the full amount set forth in their respective Exercise Notices; and

(B)	if the amount of Shares requested to be purchased by all ROFR Shareholders pursuant to their respective Exercise Notices is in excess of the amount of Shares that are the subject of the Offer, then (1) each ROFR Shareholder shall be entitled to purchase an amount of the Shares that are the subject of the Offer equal to the lesser of (x) such ROFR Shareholder’s ROFR Percentage of such Shares, and (y) the maximum amount of Shares specified in the Exercise Notice delivered by such ROFR Shareholder, and (2) the remaining available Shares (if any) shall be allocated pro rata by and among those ROFR Shareholders who have requested to purchase an amount of Shares in excess of their respective ROFR Percentage of the Shares that are the subject of the Offer, based on the ratio of the amount of Shares such ROFR Shareholder has requested in excess of its ROFR Percentage of the Shares that are the subject of the Offer, divided by the aggregate of all Shares in excess of the respective ROFR Percentages of the Shares that are the subject of the Offer that have been requested by all ROFR Shareholders.
(ii)	to the extent the operation of the provisions of this Section 7.4 do not result in the Other Shareholders electing to purchase all of the Shares that are the subject of any Offer and ROFR Notice, the Selling Shareholder shall promptly send a further notice to each ROFR Shareholder of such fact, identifying the amount of Shares that remain available; such further notice shall constitute an offer from the Selling Shareholder to sell such remaining Shares on the terms and conditions set forth in the ROFR Notice. Within 5 calendar days after delivery of such further notice, each ROFR Shareholder may deliver a supplemental notice to the Selling Shareholder notifying the Selling Shareholder of the amount of such remaining Shares that any such ROFR Shareholder elects to purchase. If such supplemental notices indicate that the ROFR Shareholders wish to purchase more than the remaining available Shares, such Shares shall be allocated pro rata among the ROFR Shareholders, as appropriate, based on the respective amounts of Shares requested in all such supplemental notices.
(c)	Except as set forth in Section 7.4(d), an Exercise Notice given pursuant to Section 7.4(b), when taken together with the ROFR Notice given, will constitute a binding legal agreement on the terms and conditions set forth therein.

(d)	Notwithstanding the foregoing provisions of this Section 7.4, if, after completion of the foregoing procedures under this Section 7.4, the Other Shareholders fail to elect to purchase all of the Shares that are the subject of any ROFR Notice, then (i) unless the Selling Shareholder consents otherwise, the Other Shareholders shall not be entitled to purchase any of the Shares pursuant to this Section 7.4 in connection with the applicable Offer, and (ii) the Selling Shareholder may Transfer all (but not less than all) of such Shares to the Proposed Transferee in accordance with the terms and conditions set forth in the Offer. If the Selling Shareholder’s Transfer to the Proposed Transferee is not consummated in accordance with the terms of the Offer within 90 calendar days after the date of the ROFR Notice, the Offer shall be deemed to lapse, and the Selling Shareholder may not Transfer any of the Shares described in the Offer without complying again with the provisions of this Section 7.

(e)	The exercise or non-exercise by any Shareholder of the right to participate in any one or more sales of Shares pursuant to this Section 7.4 shall not adversely affect the right of such Shareholder to participate in subsequent sales of Shares pursuant to this Section 7.4.

(f)	For purposes of clarity, the Parties acknowledge and agree that Management Company shall have no rights under this Section 7.4.
7.5.	Conditions to Transfer. Notwithstanding anything in this Section 7 or elsewhere in this Agreement to the contrary, no Transfer of Shares shall be made or shall be effective:
(a)	if such Transfer would (i) violate, conflict with, constitute a default under or result in a breach of; (ii) give rise to any right of termination, cancellation or acceleration under; or (iii) require any consent, authorization or approval under (unless such consent, authorization or approval has been obtained in advance), any agreement regarding the Company; or

(b)	unless the transferee of such Shares has executed and delivered to the Company (i) such documents or instruments as shall be required by the Company to ensure compliance with all applicable securities laws; and (ii) such documents and instruments, in form a substance satisfactory to the Shareholders, to confirm the agreement of the transferee to be bound by all the terms and provisions of this Agreement, the Articles, and the Memorandum with respect to the Shares acquired thereby.
7.6.	Notice of Completion of Sale. Promptly after any Transfer to a Person other than an Other Shareholder, the Selling Shareholder shall notify the Company and the Other Shareholders of the consummation thereof and shall furnish the Company and the Other Shareholders with evidence of the completion of such Transfer in accordance with the terms of this Agreement and of the terms of such Transfer.

7.7.	Amendment of Exhibit A. Upon the completion of any Transfer of Shares in accordance with this Agreement, the Company shall promptly amend Exhibit A to this Agreement to reflect such Transfer and provide the notice required by Section 16.5.
8.	ISSUANCES OF ADDITIONAL SHARES
8.1.	Issuances to Shareholders. In addition to the requirement referred to in Section 5.2 for Founding Shareholder Approval, the Company shall not issue any shares to any Shareholder (whether in connection with an Additional Capital Call or otherwise) unless such Shareholder has executed and delivered to the Company such documents or instruments as shall be required by the Company to ensure compliance with all applicable securities laws.

8.2.	Issuances to Non-Shareholders. In addition to the requirement referred to in Section 5.2 for Founding Shareholder Approval, the Company shall not issue any Shares to any Person other than a Shareholder unless such Person has executed and delivered to the Company (i) such documents or instruments as shall be required by the Company to ensure compliance with all applicable securities laws; and (ii) such documents and instruments, in form a substance satisfactory to the Shareholders, to confirm the agreement of such Person to be bound by all the terms and provisions of this Agreement, the Articles, and the Memorandum with respect to the Shares acquired thereby.

8.3.	Amendment of Exhibit A. Upon the issuance of additional Shares to any Person, the Company shall promptly amend Exhibit A to this Agreement accordingly to reflect such issuance, and such amendment shall be effective as of the date necessitating such amendment. The Company shall notify the Shareholders of any such amendment in accordance with Section 16.5.

8.4.	No Pre-emptive Rights. The Shareholders shall not have pre-emptive rights with respect to any issuance of Company Securities by the Company.
9.	TAX MATTERS
9.1.	Partnership for United States Tax Purposes. It is the intention of the Shareholders that the Company be classified as a partnership for Unites States federal (and applicable state) tax purposes for all periods for which the Company’s classification in relevant for such tax purposes, and that this Agreement be the applicable partnership agreement. Accordingly, the Shareholders agree that at such time as the Company’s classification becomes relevant for such tax purposes the Company will file an election to be so classified with the Internal Revenue Service.

9.2.	Management Company Shares. Shares issued to Management Company as provided herein shall be deemed issued for future services pursuant to sections 2.3 and 2.4 of the Articles; and the Director(s) are authorized and directed to adopt the appropriate resolution to accomplish that result.

9.3.	Override of Articles and Memorandum. To the extent required to implement the sharing of profits, losses, and distributions provided herein, the Shareholders consent to the variation in the rights attached to the Company’s stock as provided in article 8 of the Memorandum; and further, the Shareholders hereby instruct the Director(s) to implement the Company’s dividend policy, set forth in article 18 of the Articles, in such a way that the aforesaid sharing of profits, losses, and distributions be accomplished.
10.	ALLOCATIONS OF PROFITS AND LOSSES AND DISTRIBUTIONS
10.1.	Additional Definitions. For purposes of this Section 10, the following terms shall have the meanings indicated:

“Capital Account” of a Shareholder shall mean the amount contributed by such Shareholder as an Initial Capital Contribution or Additional Capital Contribution; increased by such Shareholder’s allocable share of Profits and reduced by (i) such Shareholder’s allocable share of Losses and (ii) distributions to such Shareholder pursuant to Section 10.2, below.

“Unreturned Capital” of the Founding Shareholders shall mean their Initial Capital Contributions as well as any Additional Capital Contributions made to the Company minus distributions to the Founding Shareholders pursuant to Section 10.2 below.

“Profit” or “Loss” shall mean the positive or negative difference, respectively, of the Company’s items of income and gain (as would be determined for United States federal income tax purposes) minus the Company’s items of deduction and loss (similarly determined).
10.2.	Distributions. Distributions from the Company shall be made to the Shareholders in the following proportions:
(a)	to the Founding Shareholders, in the ratio of their respective Unreturned Capital, until their Unreturned Capital is zero; then

(b)	85% to the Founding Shareholders, in the ratio of their Ownership Percentages and 15% to Management Company.
10.3.	Allocation of Profit and Losses for United States Federal Income Tax Purposes.
(a)	Profits of the Company shall be allocated as follows: (i) First, to Shareholders having negative Capital Accounts, in proportion thereto, until such Capital Accounts are increased to zero; (ii) Next, to the Founding Shareholders to the extent necessary to increase their Capital Accounts to the amount of their Unreturned Capital; and (iii) Next, to the Shareholders in the ratio of 85% to the Founding Shareholders in proportion to their Ownership Percentages and 15% to Management Company.

(b)	Losses of the Company shall be allocated as follows: (i) First, to the extent that any Profits have theretofore been allocated to Shareholder(s) pursuant to Section 10.3(a)(iii), then Losses shall be allocated to such Shareholder(s) in the same amounts and same ratios as such Profits; (ii) Next, to the extent that any Profits have theretofore been allocated to Shareholder(s) pursuant to Section 10.3(a)(ii), then Losses shall be allocated to such Shareholder(s) in the same amounts and same ratios as such Profits; (iii) Next, to the extent that any Profits have theretofore been allocated to Shareholder(s) pursuant to Section 10.3(a)(i), then Losses shall be allocated to such Shareholder(s) in the same amounts and same ratios as such Profits; and (iv) Next, to the Shareholders, in the ratio of their Capital Accounts.

(c)	The Parties acknowledge and agree that this Section 10.3 solely governs the allocation among the Shareholders of Profits and Losses for United States federal income tax purposes should such allocation ever become necessary, and that Section 10.2 governs the distribution of funds from the Company to the Shareholders.
10.4.	No Liability for Negative Capital Accounts. No Shareholder shall have any obligation to contribute to the Company the amount (if any) of its negative Capital Account.
11.	MANAGEMENT COMPANY’S EQUITY OPTION
11.1.	Equity Option. At any time after February 15, 2009, Management Company shall have the option (the “Equity Option”) to require the Company to redeem all of the Shares held, directly or indirectly by Management Company’s and its Affiliates (if any) in accordance with this Section 11. In order to exercise the Equity Option, Management Company shall deliver (in accordance with Section 16.10) to the Company and other Shareholders the Equity Option Exercise Notice, substantially in the form as that attached hereto as Exhibit B (the “Equity Option Exercise Notice”), in which Management Company shall irrevocably agree to have all of its (and any Affiliates’) Shares redeemed by the Company in exchange for the Equity Option Payment (as defined herein) pursuant to this Section 11.

11.2.	Calculation of Equity Option Payment. The amount of the cash distribution to be made by the Company to Management Company in connection with Management Company’s exercise of the Equity Option and redemption of its Shares (the “Equity Option Payment”) shall be equal to the amount of distributions that Management Company would be entitled to under this Agreement if the Company were to sell all of the securities of the Portfolio Companies then owned by the Company, pay in full all Margin Debt then owed by the Company, and then promptly thereafter distribute the Company’s residual cash to the Shareholders pursuant to Section 10.2. For purposes of calculating the Equity Option Payment, the Company shall be deemed to have sold all securities of Portfolio Companies that the Company owns on the Equity Option Date for an amount equal to the Fair Market Value (as defined herein) of such securities as of such date.

11.3.	Payment of Equity Option Payment. Within 60 calendar days of the Equity Option Date (or such other later date as the Company and Management Company may agree), the Company shall distribute to Management Company an amount equal to the Equity Option Payment in complete redemption of all of the Shares held by Management Company and its Affiliates (if any). Management Company shall execute and deliver (and cause its Affiliates holding any Shares to execute and deliver) such documents, certificates, and other instruments which may be reasonably requested by the Company to evidence such redemption.

11.4.	Determination of “Fair Market Value”. As used in this Section 11, the term “Fair Market Value” shall mean the aggregate fair market value as determined in accordance with this Section 11.4 (it being understood and agreed that any determination of Fair Market Value pursuant to this Section 11.4 shall take into account any premium or discount for marketability, if applicable).

In each instance, the Fair Market Value shall be agreed in writing between Management Company and the Company. If Management Company and Company cannot agree upon the Fair Market Value within a reasonable period of time (not to exceed one calendar month), the Fair Market Value shall be determined by a firm of investment bankers headquartered in the United States or the United Kingdom of recognized international standing agreed upon in writing by Management Company and the Company. Management Company and Company shall share the expense of such investment banking firm equally. In the event that Management Company and Company cannot agree on an investment banking firm, the Fair Market Value shall be determined by two independent investment banking firms headquartered in the United States or the United Kingdom of recognized international standing, one selected by Management Company and one selected by Company. The Fair Market Value shall be the average of the two calculations; provided, however, that if the higher of the two calculations exceeds the lower calculation by an amount in excess of 10%, then the Fair Market Value shall be determined in accordance with the procedure set forth in the following four sentences. Within 10 Business Days of delivery of Management Company calculation and the Company calculation, a third investment banking firm headquartered in the United States or the United Kingdom of international standing will be chosen by mutual agreement of the investment banking firms selected by Management Company and the Company. The third investment banking firm shall calculate what deems to be the Fair Market Value. The Fair market Value shall be the average of the third investment banking firm’s calculation and the calculation of the independent investment banking firm closest to the third investment banking firm’s calculation. In the event the two independent investment banking firms cannot mutually agree to a third investment banking firm, such third investment banking firm shall be appointed by the President of the International Chamber of Commerce. Each of Management Company and the Company shall bear its own expense for the calculation of the investment banking firm nominated by it and Management Company and the Company shall share the expense of the third investment banking firm equally, if required.

12.	LIMITATION OF LIABILITY
12.1.	Liability. To the fullest extent permitted by Applicable Law, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company, and no Shareholder, Director, or Affiliate of any of the foregoing shall be obligated personally for any such debt, obligation, or liability of the Company solely by reason of being a Shareholder, Director, or Affiliate of any of the foregoing.

12.2.	Reliance Upon Agreement. To the fullest extent permitted by Applicable Law, no Shareholder or Director shall be liable to the Company, any Shareholder, or any other Person for any loss or liability arising out of any act or omission in connection with the Company taken or omitted by such Person in good faith reliance on the provisions of this Agreement.

12.3.	Exculpation.
(a)	To the fullest extent permitted by Applicable Law, and except as otherwise expressly provided herein, no Shareholder or Director shall be liable to the Company or any Shareholder for any loss or liability (including any direct or indirect consequential losses, loss of profit and loss of reputation, damages, claims, demands, proceedings, costs, expenses, penalties, legal and other professional fees and costs) arising out of any act or omission of such Person in connection with the Company to the extent that such act or omission was taken or omitted in good faith and in a manner such Person reasonably believed to be in the best interests of the Company or permitted by this Agreement, and the aforesaid exclusion of liability shall apply howsoever such loss or liability arises, and whether in contract, tort, or otherwise, and whether caused in whole or in part by the negligence of, or breach of contract, or breach of duty (statutory or otherwise) by such Shareholder or Director.

(b)	To the fullest extent permitted by Applicable Law, the Company undertakes to hold harmless, indemnify, and to keep indemnified, the Shareholders and Directors against all losses or liabilities (including any direct or indirect consequential losses. loss of profit and loss of reputation, damages claims, demands proceedings, costs, expenses, penalties, legal and other professional fees and costs) which may be suffered or incurred by any of them and which arise directly or indirectly in connection with them relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements presented to the Company by any Person as to matters such the Company believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, and the aforesaid indemnity shall apply howsoever such losses or liabilities arise, and whether in contract, tort, or otherwise and whether caused in whole or in part by the negligence of, or breach of contract, or breach of duty (statutory or otherwise) by, such Shareholders or Directors.

13.	CONFIDENTIALITY
13.1.	Confidentiality and Ownership of Information. All information (“Information”) furnished or disclosed by the Company to the Shareholders pursuant to this Agreement, whether in writing or orally, shall be deemed the property of the Company and, when in tangible form, shall be returned to the Company upon request. All Information shall be held in confidence by the receiving Shareholder and shall be used by the receiving Shareholder only for the purpose of evaluating its investment in the Company. The receiving Shareholder shall promptly notify the Company of any request by any court, tribunal, governmental agency, or other third party for disclosure by the receiving Shareholder of any of the Information, and shall cooperate with the Company in its efforts to maintain the confidentiality of such Information. Notwithstanding the foregoing, Information shall not include any information that: (i) was known to the receiving Shareholder prior to the date of delivery (as documented by a dated writing); (ii) was publicly known or available prior to its delivery or that may become so without breach of this Agreement by the receiving Shareholder; or (iii) was provided to the receiving Shareholder by any third party not subject to any restriction upon disclosure.

13.2.	Restrictions on Use. Each Shareholder agrees that it shall not, and shall to the extent practicable cause other Persons not to, use any Information, except as specifically provided in this Agreement or as otherwise expressly authorized in writing by the Company.
14.	TERMINATION
14.1.	Termination Events. This Agreement shall terminate and shall have no further force and effect as of the earlier of: (i) the first date upon which any Company Securities shall be offered by the Company to the public pursuant to an effective registration statement filed under the securities laws of any governmental authority with jurisdiction over such offer; (ii) the written agreement of the Founding Shareholders that this Agreement shall be terminated, as of the date of such agreement; or (iii) the distribution of all of the Company’s interests in the Portfolio Companies in connection with the liquidation of the Company.

14.2.	Effect of Termination. Termination of this Agreement shall not (i) relieve any Party from any liability or obligation for any matter, undertaking, or condition which has not been done, observed, or performed by such Party before such termination; or (ii) affect the terms of Sections 13, 14, 15, and 16.
15.	GOVERNING LAW AND DISPUTE RESOLUTION
15.1.	Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, English law.

15.2.	Dispute Resolution.
(a)	Any dispute (a “Dispute”) arising out of or in connection with this Agreement shall be finally settled under the ICC Rules by three arbitrators appointed in accordance with the ICC Rules. The seat of the arbitration shall be London, England and the language of the arbitration shall be English.

(b)	Unless the Parties agree on the identity of a sole arbitrator, an arbitral panel of three arbitrators shall be established according to the ICC Rules in force at the time such arbitration is commenced.

(c)	The award which shall be provided with written reasons, given in any arbitration under this Section 15 shall be final and binding on the Parties and each Party waives any rights of appeal to any courts on any question of law to the fullest extent permitted by Applicable Law. In addition, Parties shall not have the right to commence or continue any legal proceeding concerning a claim or dispute under this Agreement until the claim or dispute has been determined according to the arbitration procedure, and then only to enforce or facilitate the execution of such arbitration award.

(d)	Should a Party be required to institute any arbitration to enforce any provision of this Agreement, then the prevailing Party in such arbitration shall be entitled to recover its reasonable legal fees in addition to any other relief it may be entitled to under Applicable Law.

(e)	The Parties shall continue to perform this Agreement during arbitration proceedings.
16.	MISCELLANEOUS
16.1.	Further Assurances. Each of the Parties agrees to perform (or procure the performance of) all future acts or things, and execute and deliver (or procure the execution and delivery of) such further instruments and documents as may be required by Applicable Law or as may be necessary or reasonably desirable to implement and/or give effect to this Agreement, including without limitation actions required by Section 2.4. Where any obligation in this Agreement is expressed to be undertaken or assumed by any Party, such obligation is to be construed as requiring the Party concerned to exercise all rights and powers of control over the actions of any other Person that such Party is able to exercise (directly or indirectly) in order to secure performance of the obligations.

16.2.	Relationship of the Parties. Nothing in this Agreement, the Articles, or the Memorandum shall be interpreted as constituting (i) the relationship of the Shareholders as a partnership, quasi-partnership, association or any other relationship in which one or more of the Shareholders may (except as specifically provided in this Agreement) be liable generally for the acts of omissions of any other Shareholders; or (ii) any Shareholder as the general agent or representative of any other Shareholder of the Company (except as specifically provided in this Agreement).
16.3.	Severability. Any provision of this Agreement that may be determined by competent authority to be invalid or unenforceable in any jurisdiction shall, as to such jurisdiction and so far as invalid or unenforceable, be given no effect and shall be deemed not to be included in this Agreement but without invalidating the remaining provision of this Agreement, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

16.4.	Entire Agreement. This Agreement (including the instruments expressly referred to herein) constitutes the full and entire understanding and agreement among the Parties in respect of the subject matter of this Agreement. This Agreement cancels and supersedes all prior understandings, negotiations, and agreements among the Parties, including the Term Sheet and Original Shareholders Agreement, with regard to the subject hereof.

16.5.	Modification and Amendment; Notice of Amendment. Except for amendments to Exhibit A hereto by the Company expressly permitted by this Agreement, this Agreement may not be modified or amended except in writing and signed by all of the Parties. Upon any amendment of Exhibit A by the Company in accordance with the terms of this Agreement, the Company shall promptly send written notice of such amendment to all of the Shareholders, which notice shall include a copy of Exhibit A, as amended.

16.6.	Waiver. No Party shall be deemed to have waived compliance by any other Party with any provision of this Agreement unless such waiver is in writing. No failure or delay by a Party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or future exercise of it or the exercise of any other right or remedy.

16.7.	Successors and Assigns. This Agreement shall be binding on the Parties and their respective successors and permitted assignees.

16.8.	Assignment No Party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other Parties.

16.9.	No Rights Under Contracts (Rights of Third Parties) Act 1999. A Person who is not a Party shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

16.10.	Notices. Any demand, notice, or other communication to be made or given in connection with this Agreement (a “Communication”) shall be made or given in writing and delivered by personal delivery or by fax or by recognized express delivery service to the recipient as follows:

To Clayburn:	Clayburn Development Inc.
Pasea Estate
Road Town, Tortola
British Virgin Islands
Attention: Pasqual Siegfried
Fax No.: 41-22-810-17-19

To Branton:	Branton Limited
Kings Court, 1st Floor, Bay Street
P.O. Box N-3944
Nassau, Bahamas
Attention: Maria Lambrianidou
Fax No.: 357-25-331-719

To Management Company:	Ciata Trading Limited
Trust Offices
P.O. Box 3540
Road Town, Tortola
British Virgin Islands
Attention: Lilia Fella
Fax No.: 357-25-33-17-19

with a copy (which shall not constitute
notice) to:

Sergey Polikarpov
4 University Road, Suite #405
Cambridge, MA 02138
United States of America
Telephone No.: (617) 230-7810

To the Company:	Smart Hydrogen Inc.
c/o Interros Holding Company
9, Bolshaya Yakimanka Street
119180 Moscow
Russian Federation
Attention: Marianna Zakharova
Telephone No.: 7-495-785-63-61
Fax: No. 7-495-785-63-62

with copies (which shall not constitute
notice) to:

Baker Botts L.L.P.
The Warner
1299 Pennsylvania Avenue, N.W.

Washington, DC 20004-2400
United States of America
Attention: Gregory J. Golden
Telephone No.: (202) 639-7759
Fax No.: (202) 585-1025

and to:

Sergey Polikarpov
4 University Road, Suite #405
Cambridge, MA 02138
United States of America
Telephone No.: (617) 230-7810
or such other address or individual as may be designated by a Communication from the party to another. Any Communication shall be conclusively deemed to have been given on the day of actual delivery thereof.

16.11.	Equitable Remedies. The rights and remedies of each of the Parties under or pursuant to this Agreement are cumulative, may be exercised as often as such Party considers appropriate, and are in addition to its rights and remedies under general law. Without prejudice to the generality of the foregoing, because of the difficulty of measuring economic losses that would result to the Company or the Shareholders due to any given breach of this Agreement, and because of the immediate and irreparable harm that any such breach could cause to the Company or the Shareholders, the Company and each Shareholder acknowledges and agrees that the Company and/or any Shareholder may bring a claim for specific performance, or any other applicable interim or equitable remedy in connection with a breach (or anticipated breach) of this Agreement.

16.12.	Section Headings. The division of this Agreement into Sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement.

16.13.	Costs and Expenses. Subject to Section 2.3, each Party shall pay its own costs, changes, and other expenses (including taxation) incurred in connection with the negotiation, preparation, and completion of this Agreement.

16.14.	Counterparts. This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

CLAYBURN DEVELOPMENT, INC.

By:	/s/ Sergey Gorskiy

Name:	Sergey Gorskiy
Title:	Attorney-in-Fact

BRANTON LIMITED

By:	/s/ Maria Lambrianidou

Name:	Maria Lambrianidou
Title:	Director

CIATA TRADING LIMITED

By:	/s/ Eleni Mythi

Name:	Eleni Mythi
Title:	Director

SMART HYDROGEN INC.

By:	/s/ Sergey Polikarpov

Name:	Sergey Polikarpov
Title:	Director
[Signature Page to Amended and Restated Shareholders Agreement]

EXHIBIT A
SHAREHOLDERS’ INITIAL CAPITAL CONTRIBUTIONS, SHARES, AND
OWNERSHIP PERCENTAGE

			Ownership
Shareholder	Initial Capital Contributions	Shares	Percentage
Clayburn	1. $50,000,000 shall be paid on or prior to February 28, 2006	149,985	49.995%

	2. $100,000,000 shall be paid on or prior to July 31, 2007

Branton	1. $50,000,000 shall be paid on or prior to February 28, 2006	149,985	49.995%

	2. $100,000,000 shall be paid on or prior to December 31, 2006

Management Company	$0.00	30	0.01%

A-1

EXHIBIT B
FORM OF EQUITY OPTION EXERCISE NOTICE
[Date]
Smart Hydrogen Inc.
c/o Interros Holding Company
9, Bolshaya Yakimanka Street
119180 Moscow
Russian Federation
Attention: Marianna Zakharova

Re:	Equity Option Exercise Notice under Amended and Restated Shareholders Agreement, dated as of April 27, 2006, by and among Smart Hydrogen Inc., Branton Limited, Clayburn Development Inc., and Ciata Trading Limited (the “Agreement”)
Dear Ms. Zakharova:
     Reference is made the Agreement identified above. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.
     Pursuant to Sections 11.1 and 16.10 of the Agreement, Management Company hereby gives the Company notice that Management Company hereby requests and irrevocable agrees to have the Company redeem all of the Shares held, directly or indirectly, by the Management Company or its Affiliates in exchange for the Equity Option Payment, as determined and paid in accordance with the Agreement. Please pay make such Equity Option Payment in accordance with the wire transfer instructions enclosed herein. Please send any documents, certificates, or instruments that the Company wishes for the Management Company or its Affiliates to execute to the Management Company’s address set forth in the Agreement.

Very truly yours,

CIATA TRADING LIMITED

By:

Name:

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cc:	Baker Botts L.L.P. The Warner 1299 Pennsylvania Avenue, N.W. Washington, DC 20004-2400 United States of America Attention: Gregory J. Golden

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